Exhibit 99.1

Avnet, Inc. to Present at Raymond James Institutional Investors Conference Updates Fiscal Third
Quarter Outlook

Phoenix, Arizona, March 10, 2009 — Avnet, Inc.’s (NYSE:AVT) Chairman and Chief Executive Officer Roy Vallee will present at the Raymond James 30th Annual Institutional Investors Conference in Orlando Florida tomorrow, March 11th, at 8:05 a.m. Eastern time.

During his presentation, Vallee will discuss current market conditions and the Company’s updated financial outlook for the third fiscal quarter ending March 28, 2009. Due to weaker than expected sales in the Americas and EMEA regions, the Company now expects revenue at its Electronics Marketing (EM) Group to be in the range of $2.0 billion to $2.2 billion as compared with the earlier guidance of $2.15 billion to $2.45 billion. The Company continues to expect revenue at its Technology Solutions Group to be within the previously provided range of $1.45 billion to $1.75 billion based upon the information currently available; however, sales in the last few weeks of March, which typically account for a significant portion of the quarter’s revenue, will be a determining factor in the actual revenue achieved. As a result of the updated outlook at EM, Avnet now expects consolidated sales to be between $3.45 billion and $3.95 billion, and earnings to be in the range of $0.28 to $0.34 per share. The Company’s previous third quarter outlook, which was provided on January 22, 2009, expected sales of $3.60 billion to $4.20 billion and EPS of $0.45 to $0.53. The above EPS guidance does not include anticipated restructuring, integration and other charges primarily related to acquisition integrations and cost reduction initiatives.

Roy Vallee, Chairman and Chief Executive Officer, commented, “The rapidly changing macro environment has made it essentially impossible to provide accurate quarterly guidance. Our sales in the Americas and EMEA regions for Electronics Marketing this quarter have been much lower than we expected just a few weeks ago as the global economy continues to worsen. The impact on our earnings is significant as these regions at EM represent our two highest margin businesses. Rather than wait for the complete quarterly sales results, we have initiated additional cost reduction actions that should result in an incremental $50 million of annualized savings. These actions are expected to be fully completed within the next couple of quarters and will bring the total cost reductions since March 2008 to approximately $200 million, in addition to the cost-savings resulting from M+A integration expense synergies.

An audio webcast of the presentation and subsequent breakout will be available and can be accessed at Avnet’s Investor Relations website at www.ir.avnet.com.

Forward Looking Statements
This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on management’s current expectations and are subject to uncertainty and changes in facts and circumstances. The forward-looking statements herein include statements addressing future financial and operating results of Avnet and may include words such as “will,” “anticipate,” “expect,” believe,” and “should,” and other words and terms of similar meaning in connection with any discussions of future operating or financial performance or business prospects. Actual results may vary materially from the expectations contained in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: the Company’s ability to retain and grow market share and to generate additional cash flow, risks associated with any acquisition activities and the successful integration of acquired companies, any significant and unanticipated sales decline, changes in business conditions and the economy in general, changes in market demand and pricing pressures, any material changes in the allocation of product or product rebates by suppliers, allocations of products by suppliers, other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Company’s reports on Form 10-K, Form 10-Q and Form 8-K. Avnet is under no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About Avnet
Avnet, Inc. (NYSE:AVT), a fortune 500 Company, is one of the largest distributors of electronic components, computer products and embedded technology serving customers in more than 70 countries worldwide. Avnet accelerates its partners’ success by connecting the world’s leading technology suppliers with a broad base of more than 100,000 customers and providing cost-effective, value-added services and solutions. For the fiscal year ended June 28, 2008, Avnet generated revenue of $17.95 billion. For more information, visit www.avnet.com. (AVT—IR)

Visit Avnet’s Investor Relations Website at www.ir.avnet.com or contact us at investorrelations@avnet.com.

CONTACT:	Avnet, Inc. Vince Keenan VP and Director, Investor Relations (480) 643-7053 investorrelations@avnet.com